Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated February 26, 2019, except for the effects of the reverse recapitalization as discussed in Note 1 and Note 17 to the consolidated financial statements, as to which the date is August 22, 2019 relating to the consolidated financial statements which appears in the Registration Statement on Form F-1 (No. 333-236224) of Clarivate Analytics Plc (formerly known as Camelot Holdings (Jersey) Limited). We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form F-1 (No. 333-236224) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February  5, 2020